EXHIBIT 99

                               FOR IMMEDIATE RELEASE


                MEDIA CONTACT:                       INVESTOR CONTACT:
                Alan Marks                           Pamela Catlett
                503.671.4235                         503.671.4589

             NIKE INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $1.28

             Revenue up 10 percent; worldwide futures orders up 7 percent

               Improved tax rate contributes $0.13 to earnings per share

BEAVERTON, Ore. (December 20, 2006) - NIKE, Inc. (NYSE:NKE) today reported financial results for the second quarter ended November 30, 2006. For the quarter, revenue grew 10 percent to $3.8 billion, compared to $3.5 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 1 percentage point for the quarter. Second quarter net income grew 8 percent to $325.6 million, compared to $301.1 million in the prior year and diluted earnings per share increased 12 percent to $1.28, versus $1.14 last year.

During the quarter, the company also finalized a new long-term tax agreement with the Dutch government, which included a retroactive tax benefit for fiscal 2006 and the first half of fiscal 2007, contributing $0.13 per diluted share to results for the quarter.

Mark Parker, Nike, Inc. President and Chief Executive Officer, said, "The Nike brand and our Nike Inc. portfolio continued to be strong worldwide, driving double-digit top line growth for the quarter. Nike+, Lebron IV, Nike Pro Revolution, Converse's Wade 1.3 and Cole Haan's Dress Air for women were some of the product introductions creating consumer excitement and marketplace energy. At the same time, we delivered strong earnings growth and a significant 19 percent increase in our dividend for shareholders. Our brands are strong, the company is growing revenues and profits, and we are delivering on our commitment to lead the industry with sharper focus, greater competitiveness and deeper influence through ongoing product innovation and consumer connections."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from December 2006 through April 2007, totaling $5.6 billion, 7 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 2 percentage points.*

By region, futures orders for the U.S. increased 7 percent; Europe (which includes the Middle East and Africa) increased 7 percent; Asia Pacific grew 9 percent; and the Americas increased 5 percent. Changes in currency exchange rates increased the reported futures orders growth in Europe by 5 percentage points; in Asia Pacific by 2 percentage points; and in the Americas region decreased reported futures growth by 2 percentage points.*


Regional Highlights

U.S.
____
During the second quarter, U.S. revenues increased 8 percent to $1.4 billion versus $1.3 billion for the second quarter of fiscal 2006. U.S. athletic footwear revenues increased 8 percent to $879.4 million; apparel revenues increased 10 percent to $475.4 million; and equipment revenues increased 2 percent to $63.2 million. U.S. pre-tax income increased slightly to $266.0 million from $265.7 million a year ago.

Europe
______
Second quarter revenues for the European region grew 6 percent to $1.0 billion from $977.4 million for the same period last year. Changes in currency exchange rates increased revenue growth by 3 percentage points. Footwear revenues were up 2 percent to $541.4 million from $533.2 million last year. Apparel revenues increased 11 percent to $421.0 million and equipment revenues increased 14 percent to $73.8 million. Pre-tax income declined 18 percent to $158.8 million, reflecting lower gross margins and increased demand creation spending versus relatively low levels in the prior year.

Asia Pacific
____________
In the second quarter revenues in the Asia Pacific region grew 15 percent to $578.2 million compared to $503.3 million a year ago. Changes in currency exchange rates did not have a significant impact on revenue growth. Footwear revenues were up 13 percent to $277.4 million, apparel revenues increased 17 percent to $250.6 million and equipment revenues grew 16 percent to $50.2 million. Pre-tax income increased 21 percent to $139.9 million.

Americas
________
Revenues in the Americas region increased 4 percent to $262.5 million, an improvement from $252.1 million in the second quarter of fiscal 2006. Currency exchange rates contributed 1 percentage point to this growth rate. Footwear revenues were up 4 percent to $185.1 million, apparel revenues increased 1 percent to $55.7 million and equipment revenues grew 17 percent to $21.7 million. Pre-tax income was up 4 percent to $59.8 million.

Other Businesses
________________
For the second quarter, Other business revenues, which are comprised of results from Cole Haan Holdings Incorporated, Converse Inc., Exeter Brands Group LLC, Hurley International LLC, NIKE Bauer Hockey Inc., and NIKE Golf grew 21 percent to $526.8 million from $434.8 million last year. Pre-tax income increased 136 percent to $54.3 million for the quarter.

Income Statement Review

Gross margins were 43.4 percent during the second quarter compared to 43.5 percent for the same period in the prior year.

Selling and administrative expenses were 32.0 percent of second quarter revenues, compared to 30.4 percent last year. Results for the second quarter included an $18.8 million expense, net of taxes, related to the expensing of stock options, which reduced diluted earnings per share by $0.08. Excluding stock option expense second quarter net income increased 14 percent and diluted earnings per share increased 19 percent to $1.36.

The effective tax rate for the second quarter declined significantly to 27.2 percent. During the second quarter, the Company finalized a tax agreement with the Dutch government that is effective for fiscal years 2006 through 2015. As a result of this new agreement the Company realized a tax benefit, which increased the Company's diluted earnings per share for the second quarter by $0.13.

Balance Sheet Review

At quarter end, global inventories stood at $2.2 billion, an increase of 15 percent from November 30, 2005. Cash and short-term investments were $1.9 billion at the end of the quarter, compared to $2.1 billion last year.

Share Repurchase

During the second quarter, the Company purchased a total of 1,478,800 shares for approximately $126 million in conjunction with the Company's four-year $3 billion share repurchase program approved by the Board of Directors in June 2006.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Cole Haan Holdings Incorporated, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel;
Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment.


NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                           (Tables Follow)



                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED NOVEMBER 30, 2006

                                   (In millions, except per share data)
INCOME                          QUARTER ENDING                YEAR-TO-DATE ENDING
STATEMENT                   11/30/2006  11/30/2005  %Chg   11/30/2006  11/30/2005  %Chg
=======================================================  ============================
Revenues                      $3,821.7    $3,474.7   10%     $8,015.8    $7,336.7    9%
Cost of sales                  2,164.6     1,963.3   10%      4,509.5     4,077.2   11%
                           _______________________           ______________________
Gross margin                   1,657.1     1,511.4   10%      3,506.3     3,259.5    8%
                                43.4 %      43.5 %             43.7 %      44.4 %

Selling and administrative
 expense                       1,223.7   1,054.7     16%      2,513.4     2,159.1   16%
                                32.0 %      30.4 %               31.4 %      29.4 %

Interest (income) expense, net (14.1)      (5.7)    147%        (27.2)      (12.1) 125%
Other (income) expense, net      0.2       (1.4)   -114%         (3.0)      (11.3) -73%
                           -----------------------           ----------------------

Income before income taxes     447.3       463.8     -4%      1,023.1     1,123.8   -9%

Income taxes                   121.7       162.7    -25%        320.3       390.4  -18%
                           -----------------------           ----------------------
                              27.2 %      35.1 %               31.3 %      34.7 %

Net income                    $325.6      $301.1      8%       $702.8      $733.4   -4%
                         =========================           ======================
Diluted EPS                    $1.28       $1.14     12%        $2.76       $2.77    0%
                         =======================             ======================
Basic EPS                      $1.30       $1.16     12%        $2.79       $2.82   -1%
                         =======================             ======================


Weighted Average Common Shares Outstanding:

Diluted                       253.7       263.7              254.4       265.0
Basic                         251.2       259.0              252.0       260.0
                        =======================         =======================
Dividends declared            $0.37       $0.31              $0.68       $0.56
                        =======================         =======================



NIKE, Inc.
BALANCE SHEET*                                   11/30/2006   11/30/2005
=========================================================================
   ASSETS
Current assets:
   Cash and equivalents                            $1,102.9     $1,134.5
   Short-term investments                             804.4        920.0
   Accounts receivable, net                         2,387.6      2,166.2
   Inventories                                      2,167.2      1,892.7
   Deferred income taxes                              186.2         86.9
   Prepaid expenses and other
     current assets                                   561.3        496.2

   Total Current Assets                             7,209.6      6,696.5

Property, plan and equipment                        3,548.4      3,216.6
   Less accumulated depreciation                    1,875.4      1,630.8
   Property, plant and equipment, net               1,673.0      1,585.8

Identifiable intangible assets, net                   406.7        403.9
Goodwill                                              130.8        135.4
Deferred income taxes and other assets                402.1        322.5

                                                 ------------------------
Total Assets                                       $9,822.2     $9,144.1
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $ 30.6       $254.5
   Notes payable                                       59.2         79.2
   Accounts payable                                   880.3        744.2
   Accrued liabilities                              1,244.1      1,012.1
   Income taxes payable                                71.0         71.1

   Total Current Liabilities                        2,285.2      2,161.1

Long-term debt                                        383.5        408.3
Deferred income taxes and other liabilities           615.1        492.9
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                6,538.1      6,081.5

                                                 ------------------------
Total Liabilities and Shareholders' Equity         $9,822.2     $9,144.1
                                                 ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2007 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING               YEAR-TO-DATE ENDING
Divisional Revenues       11/30/2006 11/30/2005  %Chg   11/30/2006 11/30/2005  %Chg
=====================================================  ============================
U.S. Region
     Footwear                 $879.4     $811.5    8%     $1,958.5   $1,832.6    7%
     Apparel                   475.4      433.8   10%        906.9      829.3    9%
     Equipment                  63.2       61.8    2%        154.5      154.1    0%
                         ----------------------        ----------------------
          Total              1,418.0    1,307.1    8%      3,019.9    2,816.0    7%

EMEA Region
     Footwear                  541.4      533.2    2%      1,220.9    1,218.3    0%
     Apparel                   421.0      379.6   11%        908.0      814.8   11%
     Equipment                  73.8       64.6   14%        178.2      161.8   10%
                         ----------------------        ----------------------
          Total              1,036.2      977.4    6%      2,307.1    2,194.9    5%

Asia Pacific Region
     Footwear                  277.4      245.4   13%        543.4      482.8   13%
     Apparel                   250.6      214.6   17%        451.5      391.1   15%
     Equipment                  50.2       43.3   16%        101.7       89.0   14%
                         ----------------------        ----------------------
          Total                578.2      503.3   15%      1,096.6      962.9   14%

Americas Region
     Footwear                  185.1      178.1    4%        357.4      335.0    7%
     Apparel                    55.7       55.4    1%        106.9       96.1   11%
     Equipment                  21.7       18.6   17%         40.7       34.7   17%
                         ----------------------        ----------------------
          Total                262.5      252.1    4%        505.0      465.8    8%

                             3,294.9    3,039.9    8%      6,928.6    6,439.6    8%

Other                          526.8      434.8   21%      1,087.2      897.1   21%

Total NIKE, Inc. revenues   $3,821.7   $3,474.7   10%     $8,015.8   $7,336.7    9%






NIKE, INC
                            QUARTER ENDING                   YEAR-TO-DATE ENDING
Pre-tax Income1,*        11/30/06   11/30/05  %Chg          11/30/06   11/30/05  %Chg
===================================================================================
USA Region             $  266.0   $  265.7    0%          $  604.9   $  610.9   -1%
EMEA Region               158.8      194.2  -18%             461.3      524.4  -12%
Asia Pacific Region       139.9      115.2   21%             238.8      206.6   16%
Americas Region            59.8       57.4    4%             108.2      102.0    6%
Other                      54.3       23.0  136%             142.2       63.0  126%

Corporate2               (231.5)    (191.7) -21%            (532.3)    (383.1) -39%
                      ______________________              _____________________
Total Pre-tax Income1  $  447.3   $  463.8   -4%          $1,023.1   $1,123.8   -9%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.






NIKE, INC
NET INCOME AND DILUTED            QUARTER ENDING                YEAR TO DATE ENDING
EPS RECONCILIATION1          11/30/2006  11/30/2005  %Chg   11/30/2006  11/30/2005  %Chg
===================================================================================
Net income, as reported      $  325.6    $  301.1      8%   $  702.8    $  733.4    -4%

Exclude: Stock-based compensation
 expense, net of tax2            18.8          --      -        59.6          --     -
                             ____________________________   ____________________________

Net income, excluding stock-based
compensation expense2        $  344.4    $  301.1     14%   $  762.4    $  733.4     4%
                            =============================   ============================

Diluted EPS, as reported     $   1.28    $   1.14     12%   $   2.76    $   2.77     0%

Diluted EPS, excluding
stock-based compensation
expense2                     $   1.36    $   1.14     19%   $   3.00    $   2.77     8%



_____________________

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.

2 This charge relates to stock compensation expensed in accordance with stock options and ESPP purchase rights issued to employees and expensed in accordance with SFAS 123(R) "Share Based Payment", which was adopted by the Company during its first fiscal quarter ended August 31, 2006.

